EXHIBIT 99.3

Exchange Offers for

Any and All of the Outstanding

5.0% Contingent Convertible Senior Notes due 2023

(CUSIP Nos. 985509 AM 0 and 985509 AN 8)

in Exchange for

5.0% Net Share Settled Contingent Convertible Senior Notes due 2023

and

Any and All of the Outstanding

3.375% Contingent Convertible Senior Notes due 2023

(CUSIP Nos. 985509 AP 3 and 985509 AQ 1)

in Exchange for

3.375% Net Share Settled Contingent Convertible Senior Notes due 2023

which will be Registered Under

the Securities Act of 1933, as Amended,

Prior to Closing

of

Yellow Roadway Corporation

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

Yellow Roadway Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated November 30, 2004 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange its 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 for its outstanding 5.0% Contingent Convertible Senior Notes due 2023 (the “Existing 5.0% Notes”) and to exchange its 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 for its outstanding 3.375% Contingent Convertible Senior Notes due 2023 (the “Existing 3.375% Notes,” and together with the Existing 5.0% Notes, the “Existing Notes”), as described in the Prospectus (collectively, the “Exchange Offers”).

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept either Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offers;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelopes addressed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offers.

Your prompt action is requested. The Exchange Offers will expire at 12:01 a.m., New York City time, on December 29, 2004, unless extended by the Company (the “Expiration Date”). Existing Notes tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date or at any time after January 31, 2005 if we have not accepted the tendered Existing Notes for exchange by that date.

To participate in the Exchange Offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company’s ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Existing Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offers, except as set forth in Instruction 5 of the Letter of Transmittal.

The Company has not authorized anyone to make any recommendation to holders as to whether to tender or refrain from tendering in the Exchange Offers.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offers should be directed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offers, at its address and telephone number set forth on the front of the Letter of Transmittal. Any other questions you may have with respect to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to Morrow & Co., Inc., the Information Agent for the Exchange Offers, at its address and telephone numbers set forth in the instructions to the Letter of Transmittal. The Dealer Manager is Credit Suisse First Boston.

Very truly yours,

Yellow Roadway Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.